Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 28, 2011, is entered into by and between Harbor BioSciences, Inc., a Delaware corporation (the “Company”), and Amun LLC, a Delaware limited liability company (including its successors and assigns, the “Purchaser”).

RECITALS:

WHEREAS, subject to the terms and conditions set forth in this Agreement and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Securities Act, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, two million (2,000,000) shares (the “Shares”) of the Preferred Stock.

WHEREAS, the sale of the Shares is in furtherance of the Company’s purpose of entering into a Qualifying Transaction in order to provide financing for, and to diversify, the Company’s business.

AGREEMENT:

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“2010 Warrant” shall have the meaning ascribed to such term in Section 5.2.

“Action” shall have the meaning ascribed to such term in Section 3.2(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaw Amendment” means the amendment to the bylaws of the Company approved by the Board of Directors in the form attached hereto as Exhibit A.

“Certificate of Designations” means the Certificate of Designations relating to the Preferred Stock approved by the Board of Directors in the form attached hereto as Exhibit B.

“Change of Recommendation” means that, except as required by the Exchange Act, to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of Directors or any committee thereof to the stockholders of the Charter Amendments or the transactions contemplated hereby.

“Charter Amendments” means those amendments to the certificate of incorporation of the Company approved by the Board of Directors in the forms attached hereto as Exhibit C as well as the amendments to the certificate of incorporation relating to the Reverse Stock Split and Forward Stock Split.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Company Counsel” means Stradling Yocca Carlson & Rauth, with offices located at 4365 Executive Drive, Suite 1500, San Diego, California 92121.

“Disclosure Schedule” means the disclosure schedule of the Company delivered concurrently herewith.

“Equity Incentive Plan” means any one of the Company’s 1997 Incentive Stock Option Plan, the 2005 Equity Incentive Plan or the 2005 Non-Employee Directors’ Equity Incentive Plan, in each case as amended or otherwise modified from time to time, prior to the date of this Agreement.

“Escrow” means the escrow of $2.825 million in cash by Purchaser pursuant to the Escrow Agreement.

“Escrow Agent” has the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit D.

“Escrowed Expenses” shall have the meaning ascribed to such term in Section 5.2.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.2(r).

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” shall have the meaning ascribed to such term in Section 3.2(gg).

“FDCA” shall have the meaning ascribed to such term in Section 3.2(gg).

“Forward Stock Split” means the proposed amendment to the certificate of incorporation of the Company, which following the Reverse Stock Split, converts each outstanding share of Common Stock into 1000 shares of Common Stock.

“Fractional Share Purchase Expenses” shall have the meaning ascribed to such term in Section 5.2.

“Fundamental Transaction” shall have the meaning ascribed to such term in Section 5.2.

“GAAP” shall have the meaning ascribed to such term in Section 3.2(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.2(z).

“Initial Closing” means the initial closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Initial Closing Date” means the date hereof.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.2(o).

“Knowledge” means in the case of an individual that he or she will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or would reasonably be expected to be aware of such fact or other matter after reasonable inquiry.

“Knowledge of the Company” and similar variations thereof means the Knowledge, as of the relevant date, of James Frincke or Robert Weber.

“Liens” means a lien, charge, claim, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction, other than restrictions imposed by securities laws.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document or (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

“Material Permits” shall have the meaning ascribed to such term in Section 3.2(m).

“NOL Provision” shall have the meaning ascribed to such term in the proposed amendment to the certificate of incorporation of the Company approved by the Board of Directors in the form attached hereto as Exhibit C.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pharmaceutical Product” shall have the meaning ascribed to such term in Section 3.2(gg).

“Preferred Stock” means the Series A Preferred Stock, $0.01 par value per share, of the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization).

“Proxy Statement” shall have the meaning ascribed to such term in Section 4.9(a).

“Purchaser” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.5.

“Put Right” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Qualifying Transaction” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.2(e).

“Reverse Stock Split” means the proposed amendment to the certificate of incorporation of the Company that converts each outstanding share of Common Stock into 1/1000 of a share of Common Stock.

“Rights Plan Amendment” means the amendment to the Company’s Shareholder Rights Plan approved by the Board of Directors in the form attached hereto as Exhibit E.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Schedule 13E-3” shall have the meaning ascribed to such term in Section 4.9(a).

“SEC Reports” shall have the meaning ascribed to such term in Section 3.2(h).

“Securities Act” means the Securities Act of 1933.

“Shares” shall have the meaning ascribed to such term in the second paragraph of this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Stockholders Agreement” means that certain Stockholders Agreement, dated the date of this Agreement, in the form attached hereto as Exhibit F.

“Stockholders Meeting” means the annual meeting of the stockholders of the Company.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 59 Maiden Lane, Plaza Level, New York, New York 10038, and any successor transfer agent of the Company.

“Warrant Expenses” shall have the meaning ascribed to such term in Section 5.2.

“Working Capital Amount” shall have the meaning ascribed to such term in Section 2.5.

ARTICLE II

PURCHASE AND SALE

2.1 Initial Closing. On the Initial Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, Purchaser shall deliver $2.825 million in cash into Escrow, a portion of which shall be used to pay the Escrowed Expenses in consideration for the issuance to Purchaser of the Shares and the remainder of which may be released to the Company as contemplated by Sections 2.5 and 5.2 and in accordance with the Escrow Agreement as additional consideration for the Shares. In addition, the Company and Purchaser shall also deliver the other items set forth in Section 2.2 at the Initial Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Initial Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Initial Closing Date, Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by Purchaser;

(ii) the Escrow Agreement duly executed by Purchaser; and

(iii) the Stockholders Agreement duly executed by Purchaser.

(b) On or prior to the Initial Closing Date, the Company shall deliver or cause to be delivered to Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit G attached hereto;

(iii) a certificate evidencing two million (2,000,000) shares of Preferred Stock registered in the name of Amun LLC;

(iv) the Escrow Agreement duly executed by the Company;

(v) the Stockholders Agreement duly executed by the Company;

(vi) the Bylaw Amendment adopted by the Board of Directors;

(vii) the Certificate of Designations adopted by the Board of Directors; and

(viii) the proposed Charter Amendments adopted by the Board of Directors.

(c) Within one (1) Business Day of the Initial Closing Date, the Company shall deliver or cause to be delivered to Purchaser the Rights Plan Amendment adopted by the Board of Directors and Purchaser shall deliver or cause to be delivered to the Company the Escrow Agent’s confirmation that $2.825 million in cash has been delivered into Escrow.

2.3 Initial Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Initial Closing Date of the representations and warranties of Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of Purchaser required to be performed at or prior to the Initial Closing Date shall have been performed in all material respects; and

(iii) the delivery by Purchaser of the items set forth in Section 2.2(a) of this Agreement.

(b) The obligations of Purchaser hereunder in connection with the Initial Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Initial Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Initial Closing Date shall have been performed in all material respects;

(iii) the delivery by the Company of the items set forth in Section 2.2(b) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole; and

(v) trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Initial Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Purchaser, makes it impracticable or inadvisable to acquire the Shares at the Initial Closing.

2.4 Payment of Expenses. The Escrow Agent shall, pursuant to the terms of the Escrow Agreement, disburse to the Company the Escrowed Expenses in accordance with the Escrow Agreement.

2.5 Payment of Working Capital Amount. Beginning January 1, 2012, the Escrow Agent shall disburse to the Company on the first Business Day of each month following such date, $200,000 (the “Working Capital Amount”) for so long as: (x) Purchaser shall not have made a Qualifying Transaction Proposal (as defined in the Stockholders Agreement) to the Company, (y) for sixty (60) calendar days following Purchaser having made a Qualifying Transaction Proposal provided that the sixty (60) day period shall be extended an additional fourteen (14) calendar days in the event the sixty (60) day period includes all or any part of the period from December 15 through December 31, 2011; and (z) in the event that a Qualifying Transaction has been presented and definitive documentation relating to such Qualifying Transaction has been executed, for so long as the Qualifying Transaction has not been consummated unless the failure to consummate such Qualifying Transaction is due to the Company’s breach in any material respect of its obligations under the definitive agreements providing for the Qualifying Transaction, and if and until the Put Right is exercised or the right to exercise the Put Right otherwise expires.

2.6 Final Closing. If the Put Right is not exercised within the later to occur of (x) the twelve-month period following the Initial Closing or (y) in the event a Qualifying Transaction has not been consummated, forty-five (45) calendar days following the Company’s 2012 Stockholders Meeting, the remaining cash and other property or assets being held pursuant to the Escrow Agreement shall be released by the Escrow Agent to the Company, pursuant to the terms of the Escrow Agreement, as additional consideration for the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Initial Closing Date to the Company as follows (unless as of a specific date therein):

(a) Organization; Authority. Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. Purchaser is acquiring the Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (provided that this representation and warranty shall not limit Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws).

(c) No Conflicts. The execution, delivery and performance by Purchaser of the Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Purchaser’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of Purchaser is bound or affected.

(d) Purchaser Status. At the time Purchaser was offered the Shares, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(e) Information. Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and sale of the Shares, that have been requested by Purchaser or its advisors, if any. Purchaser and its advisors have been afforded the opportunity to ask questions of the Company. Purchaser acknowledges and understands that its investment in the Shares involves a significant degree of risk, including without limitation the risks reflected in the SEC Reports.

(f) Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(g) Certain Transactions. Other than consummating the transactions contemplated hereunder, Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with Purchaser, directly or indirectly executed any purchases or sales (which, for the avoidance of doubt, excludes gifts or transfers for which the transferor receives no consideration), including Short Sales, of the securities of the Company during the period commencing as of the time that Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

(h) Residency. Purchaser is a resident of (or, if an entity, has its principal place of business in) the jurisdiction set forth immediately below Purchaser’s name on the signature page hereto.

(i) Legends. Purchaser understands that until (a) the Shares may be sold by Purchaser under Rule 144 or (b) such time as the resale of the Shares has been registered under the Securities Act, the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Share):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

The Company acknowledges and agrees that the representations contained in Section 3.1 shall not modify, amend or affect Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or the consummation of the transaction contemplated hereby.

3.2 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedule, which shall be deemed a part hereof and shall be arranged in sections corresponding to the lettered subsections contained in this Section 3.2, with the disclosure in any section of the Disclosure Schedule qualifying only the corresponding subsection in this Section 3.2 (or any other subsection specifically referenced, or any other subsection to which it is readily apparent from a reading of this schedule that such disclosure is applicable to such other sections). The Company hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Initial Closing Date:

(a) Subsidiaries. Except as set forth in Section 3.2(a) of the Disclosure Schedule, the Company has no Subsidiaries and has never had any Subsidiaries. To the extent that the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or materially impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a the Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.3 of this Agreement and (ii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock the maximum number of shares of Preferred Stock issuable pursuant to this Agreement as well as the maximum number of shares of Common Stock into which such Preferred Stock is convertible.

(g) Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which there were issued and outstanding as of the close of business on the date of this Agreement 35,465,838 shares, and (ii) 10,000,000 shares of preferred stock, none of which there were issued and outstanding as of the close of business on the date of this Agreement. The Company is authorized to issue 8,896,169 options to purchase shares of Common Stock pursuant to its Equity Incentive Plans, of which there were issued and outstanding as of the close of business on the date of this Agreement 3,454,743 options, none of which were granted since December 31, 2010. Of the 3,454,743 options issued and outstanding, 3,332,618 options are vested and fully exercisable. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in Section 3.2(g) of the Disclosure Schedule, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than Purchaser) and will not result in a right of any holder of the Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. Except as set forth in Section 3.2(g) of the Disclosure Schedule, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in Section 3.2(i) of the Disclosure Schedule, (i) there has been no event, occurrence or development that has had or that could reasonably be material to the Company and its Subsidiaries, taken as a whole, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) the Company has not materially altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing the Company stock option or compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Shares contemplated by this Agreement or as set forth in Section 3.2(i) of the Disclosure Schedule, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(j) Litigation. There is no action, claim, suit, inquiry, notice of violation, proceeding or investigation (including, without limitation, an informal investigation or partial proceeding, such as a deposition) pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) would, if there were an unfavorable decision, have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or, to the Knowledge of the Company, any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the Knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and, to the Knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance in all material respects with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default in any material respect under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation in any material respect of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

(m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports filed prior to the date hereof, except where the failure to possess such permits could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Company does not own any real property. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens created under license or collaboration agreements relating to the Company’s products or Intellectual Property Rights, (ii) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (iii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefore in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(o) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports filed prior to the date hereof and which the failure to so have would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for companies of similar size as the Company and in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the fair market value of the amount held in escrow. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Transactions With Affiliates and Employees. None of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner.

(r) Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the Commission thereunder. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(s) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due from the Company in connection with the transactions contemplated by the Transaction Documents.

(t) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(u) Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(v) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Company has not, in the twelve months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance in all material respects with all such listing and maintenance requirements.

(w) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Shares and Purchaser’s ownership of the Shares.

(x) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedule to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.1 hereof.

(y) No Integrated Offering. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.1, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(z) Solvency. Based on the consolidated financial condition of the Company as of the Initial Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no Knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Initial Closing Date. Section 3.2(z) of the Disclosure Schedule sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness except where such default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(aa) Tax Status. The Company and its Subsidiaries each (i) has made or filed all material United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(bb) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company or the knowledge of any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(cc) Accountants. The Company’s accounting firm is BDO Seidman, LLP. To the Knowledge of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(dd) Acknowledgment Regarding Purchaser’s Acquisition of Shares. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to Purchaser’s acquisition of the Shares. The Company further represents to Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ee) Acknowledgement Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) Purchaser has not been asked by the Company to agree, nor has Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) past or future open market or other transactions by Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) Purchaser, and counter-parties in “derivative” transactions to which Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) Purchaser may engage in hedging activities at various times during the period that the Shares are outstanding, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ff) Regulation M Compliance. The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Shares.

(gg) FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no pending, completed or, to the Company’s Knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company other than normal investigational product correspondence between the Company and the FDA.

(hh) Office of Foreign Assets Control. Neither the Company or any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ii) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(jj) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(kk) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(ll) NOLS. Section 3.2(ll) of the Disclosure Schedule sets forth the following information with respect to the Company and its Subsidiaries as of the date of this Agreement: (i) the amount of any net operating losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions of the Company or any of its Subsidiaries for Federal income tax, alternative minimum tax or any other tax purposes (including dates of expiration of such items, any limitations on such items and all Schedules M-1 and M-3 prepared or filed by the Company or any of its Subsidiaries) and (ii) any limitations on the use of any such Tax attributes under Section 382 of the Code.

(mm) Equity Issuances. Except as set forth in Section 3.2(mm) of the Disclosure Schedule there has not been any issuance, sale or other disposition by the Company of any of its securities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its securities. The information contained in Section 3.2(mm) of the Disclosure Schedule is true and correct in all respects.

(nn) Equity Incentive Plans. Other than the Equity Incentive Plans, there are no other agreements, plans or arrangements requiring or contemplating the issuance of any securities of the Company or any of its Subsidiaries.

Purchaser acknowledges and agrees that the Company does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2. Purchaser acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect the Company’s right to rely on Purchaser’s representations and warranties contained in this Agreement.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Furnishing of Information. Until the time that Purchaser owns less than 25% of the Shares acquired by Purchaser at the Initial Closing, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

4.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.3 Securities Laws Disclosure; Publicity. The Company shall, in accordance with the requirements of the Exchange Act, file a Current Report on Form 8-K disclosing the material terms of the transactions documents contemplated hereby and including the Transaction Documents as exhibits thereto. The Company will provide Purchaser with a reasonable opportunity to review and comment on the Current Report on Form 8-K and will make such changes as Purchaser reasonably requests prior to its filing. From and after the issuance of the press release, the Company represents to Purchaser that it shall have publicly disclosed all material, non-public information delivered to Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither Purchaser nor the Company shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Purchaser, or without the prior consent of Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Purchaser, or include the name of Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of Purchaser, except (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide Purchaser with a reasonable opportunity to review and comment on any disclosure filed with the Commission pursuant to this Section 4.3 and will make such changes as Purchaser reasonably requests prior to making such disclosure.

4.4 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that Purchaser is an “acquiring person” or “interested shareholder” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between the Company and Purchaser.

4.5 Indemnification of Purchaser. Subject to the provisions of this Section 4.5, the Company will indemnify and hold Purchaser and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a conflict on any issue between the position of the Company and the position of such Purchaser Party, or defenses available to Purchaser that are different than as against the Company in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The Company will have the exclusive right to settle any claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of Purchaser Party, which will not be unreasonably withheld or delayed, provided, however that such consent shall not be required if the settlement includes a full and unconditional release satisfactory to Purchaser Party from all liability arising or that may arise out of such claim or proceeding and does not include a statement as to or an admission of fault or a failure to act by or on behalf of any Purchaser Party.

4.6 Reservation of Preferred Stock and Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Preferred Stock and Common Stock into which such Preferred Stock is convertible for the purpose of enabling the Company to issue Shares pursuant to this Agreement.

4.7 Certain Transactions and Confidentiality. Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.3, Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedule. Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) Purchaser makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3 and (ii) Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3 and (iii) Purchaser shall not have any duty of confidentiality to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.3.

4.8 Capital Changes. The Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock or Preferred Stock without the prior written consent of Purchaser other than the Reverse Stock Split and Forward Stock Split to be effectuated pursuant to the Charter Amendments.

4.9 Preparation of Proxy Statement and Schedule 13e-3; Stockholders Meeting.

(a) The Company will, as expeditiously as practicable after the execution of this Agreement, but in no event later than ten (10) calendar days from the date hereof, prepare and file with the Commission the proxy statement and any amendments or supplements thereto relating to the Stockholders Meeting (the “Proxy Statement”) and, if required, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). Purchaser shall reasonably cooperate with the Company in the preparation and filing of the Proxy Statement and Schedule 13E-3. The Company will provide Purchaser with a reasonable opportunity to review and comment on the Proxy Statement and Schedule 13E-3 and will make such changes as Purchaser reasonably requests prior to any filing. The Company shall use its reasonable best efforts to have the Proxy Statement and Schedule 13E-3 cleared by the Commission as promptly thereafter as practicable. The Company shall, as expeditiously as practicable after the receipt thereof, provide to Purchaser copies of any written comments and advise Purchaser of any oral comments with respect to the Proxy Statement and 13E-3 received from the staff of the Commission and (subject to its obligation in the next sentence) to respond to such comments as expeditiously as practicable. The Company will provide Purchaser with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and Schedule 13E-3 and will make such changes as Purchaser reasonably requests prior to filing with the Commission and will provide Purchaser with a copy of all such filings with the Commission. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

(b) Except for information relating solely to Purchaser and that is provided by Purchaser, the Company covenants that the Proxy Statement will not, at the date mailed to stockholders of the Company and at the time of the Stockholders Meeting, and the Schedule 13E-3 will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders Meeting any event with respect to the Company, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Schedule 13E-3, the Company shall promptly so advise Purchaser and such event shall be so described, and such amendment or supplement (which Purchaser shall have a reasonable opportunity to review and provide comments on) shall be promptly filed with the Commission and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Purchaser covenants that none of the information supplied or to be supplied by Purchaser for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders Meeting any event with respect to Purchaser, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Purchaser shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

(d) Purchaser covenants that none of the information supplied or to be supplied by Purchaser for inclusion in the 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior clearance of the 13E-3 with the Commission any event with respect to Purchaser, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the 13E-3, Purchaser shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

4.10 Stockholders Meeting.

(a) The Company shall take all actions in accordance with applicable law, the Trading Market, the Company’s certificate of incorporation and the Company’s bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within thirty (30) calendar days after the clearance of the Proxy Statement, its Stockholders Meeting for the purpose of considering and voting upon the approval of the Charter Amendments. To the fullest extent permitted by applicable law, (i) the Board of Directors shall recommend approval of the Charter Amendments by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) neither the Board of Directors, nor any committee thereof, shall effect a Change of Recommendation. The Company shall use its reasonable best efforts (including by retaining a proxy solicitation firm) to solicit from its stockholders proxies in favor of the Charter Amendments, and to secure the votes or consents of the stockholders that are required by the rules of the Trading Market, or the Delaware General Corporation Law.

(b) The Company shall call, give notice of, convene and hold the Stockholders Meeting in accordance with this Section 4.10. The Company shall submit the Charter Amendments to its stockholders for the purpose of acting upon such proposal whether or not the Board of Directors at any time subsequent to the date of this Agreement determines, that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with its Stockholders Meeting are solicited, in compliance with the Delaware General Corporation Law, the Trading Market, the Company’s certificate of incorporation and the Company’s bylaws and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company, after receiving written consent of Purchaser, may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to its stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Common Stock and Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

(c) Following the Stockholders Meeting, the Company shall deliver to the Corporate Secretary of Purchaser a certificate setting forth the voting results from the Stockholders Meeting.

4.11 Post-Initial Closing Deliverables. Within one (1) Business Day of the Initial Closing Date, the Company shall deliver or cause to be delivered to Purchaser the Rights Plan Amendment adopted by the Board of Directors and Purchaser shall deliver or cause to be delivered to the Company the Escrow Agent’s confirmation that $2.825 million in cash has been delivered into Escrow.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by Purchaser by written notice to the Company if the Initial Closing has not been consummated on or before August 1, 2011; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. The Company shall be entitled to be reimbursed for amounts required to purchase fractional shares of the Company in connection with the Reverse Stock Split (the “Fractional Share Purchase Expenses”). To the extent that a “Fundamental Transaction” (as such term is defined in the Common Stock Warrant issued by the Company to certain warrant holders on June 7, 2010 (the “2010 Warrant”) occurs, and the warrant holders elect to exercise their put right under Section 3(e) of the 2010 Warrant, the Company shall be entitled to disbursement from the Escrow in accordance with the Escrow Agreement, an amount equal to the amount required to repurchase such 2010 Warrants pursuant to the formula set forth in such section (the “Warrant Expenses” and, together with the Fractional Share Purchase Expenses, the “Escrowed Expenses”). The Escrowed Expenses shall be paid solely from cash available in the Escrow established by the Escrow Agreement. Except as may be mutually agreed by the Company and Purchaser, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to Purchaser.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties solely with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, solely with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Purchaser and the Company or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser (other than by merger, consolidation or sale of all or substantially all of the Company’s assets). Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company (other than by merger, consolidation or sale of all or substantially all of Purchaser’s assets).

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.5, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Initial Closing and the delivery of the Shares.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely and in all material respects perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and, if requested by the Company, customary and reasonable indemnity or security. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Company and Purchaser will be entitled to specific performance under the Transaction Documents without any requirement to post a bond or other security. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.18 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Preferred Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Preferred Stock that occur after the date of this Agreement.

5.19 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HARBOR BIOSCIENCES, INC.		Address for Notice: Harbor BioSciences, Inc. 9191 Towne Centre Drive, Suite 409 San Diego, California 92122 Facsimile: (858) 320-2590 Attention: Robert Weber, Chief Financial Officer
By:	/s/ Robert W. Weber
Name:	Robert W. Weber
Title:	Chief Financial Officer

With a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

4365 Executive Drive, Suite 1500

San Diego, California 92121

Facsimile: (858) 926-3001

Attention: Michael J. Brown, Esq.

AMUN LLC		Address for Notice: Amun LLC c/o Resource Holdings, Ltd. 520 Madison Avenue, 33rd Floor New York, New York 10022 Facsimile: (212) 935-3851 Attention: Richard Bartlett

By:	/s/ Richard Bartlett
Name:	Richard Bartlett
Title:	President

With a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Facsimile: (212) 841-1010

Attention: Jack Bodner, Esq.